Exhibit 99.1

                                 NEW CON EDISON
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS AT SEPTEMBER 30, 2000
                             (DOLLARS IN THOUSANDS)

                                                          Con Edison          Northeast             Merger
                                                          Historical          Pro Forma (A)       Adjustments
                                                         ------------        ------------        ------------
ASSETS

Utility plant, net                                       $ 11,914,540        $  4,296,561
Other property and investments                                550,315             985,664
Cash and temporary cash investments                            72,810             237,972
Accounts receivable, net                                      800,019             479,957
Other current assets                                          944,687             642,636
Unamortized debt expense                                      152,854              33,524
Regulatory assets and deferred charges                      1,653,397           3,552,845
Goodwill                                                      419,328             332,664        $  1,584,678 (B)

                                                         ------------        ------------        ------------
  Total Assets                                           $ 16,507,950        $ 10,561,823        $  1,584,678
                                                         ============        ============        ============

CAPITALIZATION AND LIABILITIES

Capitalization

Common shareholders' equity*                             $  5,542,724        $  2,405,322        $   (435,322)(C)
Preferred Stock subject to mandatory redemption                37,050              15,000
Preferred stock not subject to mandatory redemption           212,563             136,200
Long-term debt                                              5,222,309           2,042,929           1,970,000 (D)

                                                         ------------        ------------        ------------
  Total Capitalization                                     11,014,646           4,599,451           1,534,678
                                                         ------------        ------------        ------------

Minority interest in consolidated subsidiaries                     --             100,000
Obligations under capital leases                               32,283              50,619
Rate reduction bond obligation                                     --                  --
Other noncurrent liabilities                                  369,782                  --
Long-term debt and preferred stock - current                  158,910             539,900
Notes payable                                                 243,004           1,127,338**
Other current liabilities                                   1,617,575             911,719              50,000 (B)
Accumulated deferred federal income tax                     2,410,001           1,674,587
Regulatory liabilities and deferred credits                   661,749           1,558,209

                                                         ------------        ------------        ------------
  Total Capitalization and Liabilities                   $ 16,507,950        $ 10,561,823        $  1,584,678
                                                         ============        ============        ============

                                                            Northeast           Incremental       Pro Forma
                                                         Securitization          Financing*        Combined
                                                         --------------         ------------      ------------
ASSETS

Utility plant, net                                                                                $ 16,211,101
Other property and investments                                                                       1,535,979
Cash and temporary cash investments                       $   353,329(H)&(J)    $ 2,014,274(N)       2,678,385
Accounts receivable, net                                      115,012(H)                             1,394,988
Other current assets                                                                                 1,587,323
Unamortized debt expense                                                                               186,378
Regulatory assets and deferred charges                       1,249,731(H)                            6,455,973
Goodwill                                                                                             2,336,670

                                                          ------------          ------------      ------------
  Total Assets                                            $  1,718,072          $   2,014,274     $ 32,386,797
                                                          ============          ============      ============

CAPITALIZATION AND LIABILITIES

Capitalization

Common shareholders' equity*                              $          --(H)&(I)  $   (145,384)(P)  $  7,367,340
Preferred stock subject to mandatory redemption                (15,000)(H)                              37,050
Preferred stock not subject to mandatory redemption            (20,000)(H)           750,000(Q)      1,078,763
Long-term debt                                                (138,784)(H)                           9,096,454

                                                          ------------          ------------      ------------
  Total Capitalization                                        (173,784)              604,616        17,579,607
                                                          ------------          ------------      ------------

Minority interest in consolidated subsidiaries                (100,000)(H)                                  --
Obligations under capital leases                                    --(H)&(I)                           82,902
Rate reduction bond obligation                               2,188,000(H)                            2,188,000
Other noncurrent liabilities                                                                           369,782
Long-term debt and preferred stock - current                  (171,983)(H)                             526,827
Notes payable                                                 (139,173)(H)        1,409,658(O)       2,640,827
Other current liabilities                                      102,319(H)                            2,681,613
Accumulated deferred federal income tax                         12,693(H)                            4,097,281
Regulatory liabilities and deferred credits                                                          2,219,958

                                                          ------------          ------------      ------------
  Total Capitalization and Liabilities                    $  1,718,072          $  2,014,274      $ 32,386,797
                                                          ============          ============      ============

*The issuance of 50 million shares of New CEI Common Stock pursuant to stock plans or in exchange for securities or assets of other companies, approval of which is being requested, has not been reflected in the Pro Forma. Currently, all stock plans are using market purchased shares and no exchange of New CEI Common Stock for securities or assets of another company is pending (other than the CEI/NU merger, which has been reflected in the Pro Forma).

**Includes $430 million of short-term debt for Northeast Generation Company which is not jurisdictional to the SEC because it has EWG status.

This statement does not reflect the operating results and financial position of Con Edison and Northeast Utilities relating to the pending sales for utility assets.

The accompanying notes to the pro forma are an integral part of this statement.


                                 NEW CON EDISON
             UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2000
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)`

                                                            Con Edison       Northeast         Merger
                                                            Historical       Pro Forma (A)  Adjustments
                                                           -----------       ----------     -----------
Operating revenues
  Electric                                                 $ 6,802,697       $5,137,373      $
  Gas                                                        1,168,993          484,881
  Steam                                                        407,303               --
  Non-utility                                                  691,380           96,138
                                                           -----------       ----------      ----------
    Total operating revenues                                 9,070,373        5,718,392
                                                           -----------       ----------      ----------
Operating expenses
  Fuel and purchased power                                   4,359,755        3,046,583
  Other operations                                           1,172,060          934,438
  Maintenance                                                  449,732          251,570
  Depreciation and amortization                                564,445          815,587          39,617(B)
  Taxes, other than federal income tax                       1,173,082          251,112
  Federal income tax                                           324,332          254,032
                                                           -----------       ----------      ----------
    Total operating expenses                                 8,043,406        5,553,322          39,617
                                                           -----------       ----------      ----------

Operating income                                             1,026,967          165,070         (39,617)

Other income (deductions)
  Investment income                                             13,852            6,887
  Allowance for equity funds used during construction            1,493               --
  Other income less miscellaneous deductions                   (10,887)         197,097
  Federal income tax                                            29,784           91,531          58,608(E)
                                                           -----------       ----------      ----------
    Total other income                                          34,242          295,515          58,608
                                                           -----------       ----------      ----------

Income before interest charges                               1,061,209          460,585          18,991

Interest charges                                               393,782          304,523         167,450(F)
Allowance for borrowed funds used during construction           (4,481)              --
                                                           -----------       ----------      ----------
    Net interest charges                                       389,301          304,523         167,450
                                                           -----------       ----------      ----------

Preferred stock dividend requirements                           13,592           16,634
                                                           -----------       ----------      ----------
Net income for common stock                                $   658,316       $  139,428      $ (148,459)
                                                           -----------       ----------      ----------

Common shares outstanding - average (000)*                     213,372          139,166         (91,200)(G)
Basic earnings per share                                   $      3.09       $     1.00
                                                           ===========       ==========

                                                              Northeast      Incremental        Pro Forma
                                                           Securitization     Financing*         Combined
                                                           --------------    ------------       ----------
Operating revenues
  Electric                                                   $  115,012(H)   $                 $12,055,082
  Gas                                                                                            1,653,874
  Steam                                                                                            407,303
  Non-utility                                                                                      787,518
                                                             ----------      ------------       ----------
    Total operating revenues                                    115,012                         14,903,777
                                                             ----------      ------------       ----------
Operating expenses
  Fuel and purchased power                                                                       7,406,338
  Other operations                                                                               2,106,498
  Maintenance                                                                                      701,302
  Depreciation and amortization                                                                  1,419,649
  Taxes, other than federal income tax                                                           1,424,194
  Federal income tax                                                                               578,364
                                                             ----------      ------------       ----------
    Total operating expenses                                                                    13,636,345
                                                             ----------      ------------       ----------

Operating income                                                115,012                          1,267,432

Other income (deductions)
  Investment income                                                                                 20,739
  Allowance for equity funds used during construction                                                1,493
  Other income less miscellaneous deductions                                                       186,210
  Federal income tax                                                               41,937(L)       221,860
                                                             ----------      ------------       ----------
    Total other income                                                             41,937          430,302
                                                             ----------      ------------       ----------

Income before interest charges                                  115,012            41,937        1,697,734

Interest charges                                                                  119,821(M)       985,576
Allowance for borrowed funds used during construction                                               (4,481)
                                                             ----------      ------------       ----------
    Net interest charges                                             --           119,821          981,095
                                                             ----------      ------------       ----------

Preferred stock dividend requirements                                              67,500(R)        97,726
                                                             ----------      ------------       ----------
Net income for common stock                                  $  115,012      $   (145,384)      $  618,913
                                                             ----------      ------------       ----------

Common shares outstanding - average (000)*                                                         261,338
Basic earnings per share                                                                        $     2.37(D)
                                                                                               ===========

*The issuance of 50 million shares of New CEI Common Stock pursuant to stock plans or in exchange for securities or assets of other companies, approval of which is being requested, has not been reflected in the Pro Forma. Currently, all stock plans are using market purchased shares and no exchange of New CEI Common Stock for securities or assets of another company is pending (other than the CEI/NU merger, which has been reflected in the Pro Forma).

 This statement does not reflect the operating results and financial position of Con Edison and Northeast Utilities relating to the announced sales for their utility assets.

 The accompanying notes to the pro forma are an integral part of this statement.


           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

Notes related to Con Edison and Northeast merger

Note A.     Unaudited Pro Forma Combined Condensed Income Statement

            Reflects the combination of the historical information of Northeast and Yankee to give effect to the acquisition of Yankee by Northeast as if it occurred by January 1, 2000 instead of March 1, 2000.

Note B.     Goodwill

            Reflects adjustment to record the goodwill resulting from the merger:

            Purchase of 148.7 million Northeast common shares                                                $3,940,000
            Estimated direct costs incurred in consummating the merger                                           50,000
            Elimination of Northeast Shareholders' equity on September 30, 2000                              (2,405,322)
            Addition of Northeast goodwill to purchase price                                                    332,664
                                                                                                            -----------
            Total goodwill created as a result of the merger                                                 $1,917,342
                                                                                                            ===========

            Amortization of goodwill over 1-year period (assuming straight line method
            over 40 years)                                                                                      $47,934
            Elimination of Northeast purchased goodwill                                                        (332,664)
            Reversal of amortization of Northeast purchased goodwill over 1-year period                          (8,317)

Note C.     Common Shareholders' Equity

            Reflects payment of stock consideration in the merger as discussed in Note D net of the elimination of Northeast shareholders' equity.

                        Elimination of Northeast shareholders' equity                                       ($2,405,322)
                        Issuance of stock to purchase Northeast common shares                                 1,970,000
                                                                                                            -----------
                                                                                                              ($435,322)
                                                                                                            ===========

Note D.     Merger Consideration

            The unaudited pro forma combined condensed financial statements assume that 50% of the outstanding Northeast common shares were exchanged for cash consideration of $26.50 and 50% of the outstanding Northeast common shares were exchanged for .646 shares of New Con Edison common stock. We have assumed that the cash payment to Northeast shareholders will be financed through the issuance of long-term debt. The merger consideration was determined assuming that the merger would be consummated on December 31, 2000, the average trading price of Con Edison common shares over the specified period would be $41.00 and the value of the fraction of a share of New Con
            Edison common stock delivered to Northeast shareholders would remain at $26.50 at the time of delivery. A Con Edison share price of $41.00 has been assumed because it represents the midpoint of the price collar established for Con Edison's share price.

                        Cash payment to Northeast shareholders                                               $1,970,000
                        Stock payment to Northeast shareholders                                               1,970,000
                                                                                                            -----------
                        Purchase of 148.7 million Northeast common shares                                    $3,940,000
                                                                                                            ===========

Note E.     Income Taxes

            Reflects tax benefit, based on an assumed tax rate of 35%, from the payments of 1 year.            ($58,608)
                                                                                                               =========

Note F.     Interest Charges

            Reflects $1.970 billion of long-term debt bearing interest over one year at an effective interest rate of 8.5% inclusive of costs of issuance, the proceeds of which may be used to
            fund the cash consideration to be paid to Northeast shareholders                                  $167,450
                                                                                                              ========

            A 1/8 of 1% variation in the interest rate would result in a $2.5 million change in interest expense.

Note G.     Outstanding Shares (12 Months)

            Reflects the issuance of 47,966,000 New Con Edison shares at an assumed issuance cost of $41.00 as described in Note D net of the elimination of outstanding Northeast common shares.

            Elimination of outstanding Northeast common shares                                              $  (139,166)
            Purchase of 50% of 148,700,000 Northeast common shares at an exchange rate of .646
            shares of New Con Edison common stock per Northeast common share                                     47,966
                                                                                                            ------------
                                                                                                            $   (91,200)
                                                                                                            ============


NORTHEAST UTILITIES AND SUBSIDIARIES
PRO FORMA ADJUSTMENTS TO FINANCIAL STATEMENTS

Note H.     Receivables, net                                                        115,012
            Regulatory assets -- other                                            1,244,074
            Unamortized debt expense                                                  5,657
            Common stock                                                                  1
            Capital surplus, paid in                                                269,999
            Preferred stock not subject to
              mandatory redemption                                                   20,000
            Preferred stock subject to
              mandatory redemption                                                   15,000
            Long-term debt                                                          138,784
            Minority interest in
              consolidated subsidiary                                               100,000
            Obligations under capital leases                                        254,894
            Notes payable to banks                                                  139,173
            Long-term debt and preferred
              stock - current portion                                               171,983
            Obligations under capital
              leases -- current portion                                              94,645
            Accrued taxes                                                            12,693
            Interest on long-term debt                                              115,012
                        Cash and cash equivalents                                                                 (3,790)
                        Rate reduction bond obligation                                                         2,188,000
                        Accrued interest                                                                         115,012
                        Accumulated deferred income taxes                                                         12,693
                        Operating revenues                                                                       115,012
                        Fuel, purchased and
                          net interchange power                                                                        -
                        Operating expenses --
                          operation -- other                                                                           -
                        Federal and state income taxes                                                                 -
                        Income taxes                                                                                   -
                        Investment in subsidiary companies                                                       270,000

            To record summary entry for NU consolidated - securitization.

Note I.     Investment in subsidiary companies                                      270,000
                        Common stock                                                                                   1
                        Capital surplus, paid in                                                                 269,999

            To eliminate impact of pro forma adjustments on investment in subsidiary companies from securitization.

Note J.     Cash                                                                    349,539
                        Obligations under capital leases                                                         254,894
                        Obligations under capital leases - current portion                                        94,645

            To eliminate impact of intercopmany lease pay down from securitization.


Notes related to Con Edison and Northeast Utilities incremental debt issuance

Note K.     Unaudited Pro Forma Combined Condensed Income Statement

            The following Pro Forma consolidated financial information is based upon historical consolidated financial statements of Consolidated
            Edison and Northeast Utilities. These Pro Forma financial statements reflect the $1,410 million incremental debt issuance at 8.5%.

Note L.     Income Taxes

            Reflects tax benefit, based on an assumed tax rate of 35%, from the
            payments of one year of interest charges described in Note K.                                           $   41,937
                                                                                                                    ==========

Note M.     Interest Charges

            Reflects interest over one year at an effective interest rate
            of 8.5% on incremental debt. (See Note M)                                                               $  119,821
                                                                                                                    ==========
            A 1/8 of 1% variation in the interest rate would result in a $1.8 million change in interest expense.

Note N.     Cash

            Reflects net increase to cash after payment of interest expense for a full year and tax benefit.        $2,081,774
            (See Notes J, K, M and O)

            Reflects cash payment for preferred stock dividend (See Note P).                                          ($67,500)
                                                                                                                    ----------
                                                                                                                    $2,014,274
                                                                                                                    ==========

Note O.     Incremental debt financing (new issuance)

            Equals New CEI Debt Limit ($4.75 billion) less acquisition financing ($1.97 billion) and short-term
            debt outstanding ($1.37 billion) as of 9/30/2000.                                                       $1,409,658
                                                                                                                    ==========

Note P.     Stockholders' equity

            Reflects net change to stockholders' equity for interest expenses, tax benefit and
            preferred stock dividends for a full year.                                                               ($145,384)
                                                                                                                    ==========
Note Q.
            Preferred stock
            Reflects $750 million of Preferred Stock                                                                $  750,000
                                                                                                                    ==========

Note R.     Preferred stock dividends

            Preferred stock dividend declared bearing dividend yield of 9% over one year.                           $   67,500
                                                                                                                    ==========

            A 1/8 of 1% variation in the dividend yield would result in a $84 thousand change in preferred stock dividends.
